Exhibit 10.29

Approved by the Compensation Committee of the Board of Directors December 16, 2015

Independent Director Compensation Policy

1. Base Compensation. Mattress Firm Holding Corp. (the “Company”) shall pay each director who meets the criteria for each of (i) “outside director,” as such term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended, (ii) “non-employee director,” as such term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) “independent director,” as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Section 10A(m)(3) of the Exchange Act, and (iv) is not affiliated with J.W. Childs Associates, L.P. (each, an “Independent Director”), an amount of $60,000 per annum (the “Cash Fee”) payable in four equal installments at the beginning of each fiscal quarter in respect of such Independent Director’s service on the Company’s Board of Directors (the “Board”) subject to the Independent Director’s continued service on the Board.  The Independent Director may elect to receive Cash Fee in a single equity grant of shares of restricted stock determined by dividing the Cash Fee by the average closing price of the Company’s common stock, par value $0.01 per share, over the 30 trading days immediately preceding the date of grant and rounded down in the case of any fractional shares and no cash shall be payable in respect of any such fractional shares (the “Equity Calculation”).    Subject to such Independent Director’s continued service as an Independent Director, such Restricted Stock shall vest in full on the first anniversary of the date of grant. Effective upon such Independent Director’s resignation or removal from the Board, all unvested shares of Restricted Stock held by such Independent Director shall be forfeited. Such Restricted Stock shall be issued pursuant to a form of Restricted Stock Award, as approved by the Board or the Compensation Committee.

2. Committees Fees.  Fees for committee service are paid in addition to base compensation. Any Independent Director may elect to receive a committee fee in a single equity grant of shares of restricted stock determined using the Equity Calculation.

The Company shall pay each Independent Director who serves on the Audit Committee of the Board in a non-chairman role an amount of $15,000 per annum payable at the beginning of each fiscal year.    The Company shall pay each Independent Director who serves on any other committee of the Board in a non-chairman role an amount of $10,000 per annum payable at the beginning of each fiscal year ($10,000 per each committee other than Audit Committee).    The Company shall pay the Independent Director who serves as the chair of the Audit Committee of the Board an amount of $35,000 per annum payable at the beginning of each fiscal year.    The Company shall pay each Independent Director who serves as a chair of any other committee of the Board (i.e. other than the Audit Committee) an amount of $15,000 per annum payable at the beginning of each fiscal year ($15,000 per each committee chaired).

3. Reimbursement of Travel and Other Expenses. The Company shall promptly pay or reimburse each Independent Director for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by such Independent Director in connection with attending meetings of the Board and any committee thereof on which he or she serves; provided that such Independent Director submits proof of such expenses, with all properly completed forms as prescribed from time to time by the Company, no later than 60 days after such expenses have been so incurred; and it being understood that airfare for first class travel (but not expenses incurred in connection with the use of a private plane in excess of the cost of first class airfare for comparable travel) shall be a reimbursable expense.

4. Restricted Stock Grants. Each Independent Director shall receive an award of Restricted Stock (as defined in the Mattress Firm Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”)) under the Plan on the first day of each fiscal year of the Company for a number of shares of Restricted Stock having an equivalent value of $60,000 determined using the Equity Calculation. Subject to such Independent Director’s continued service as an Independent Director, such Restricted Stock shall vest in full on the first anniversary of the date of grant. Effective upon such Independent Director’s resignation or removal from the Board, all unvested shares of Restricted Stock held by such Independent Director shall be forfeited. Such Restricted Stock shall be issued pursuant to a form of Restricted Stock Award, as approved by the Board or the Compensation Committee.

5.Partial Year Services.

(a)Any director who joins the Board after the beginning of the then-current fiscal year shall receive a pro rata portion of the cash payments specified in Sections 1 and 2 of this policy, based upon the number of fiscal quarters during which such director serves as a member of the Board, including the then-current fiscal quarter.  Such amount will be payable on the effective date of the director’s election or appointment to the Board.  For example, if a director joins the Board on June 15, he or she shall receive three-fourths of the base compensation and applicable committee compensation amounts.  Additionally, such director shall receive a pro rata portion of the equity compensation set forth in Section 4, which shall be equal to (a) (i) $12,500 multiplied by (ii) the number of fiscal quarters during which the director will serve on the Board, including the then-current fiscal quarter, divided by (b) the average closing price of the Company’s common stock, par value $0.01 per share, over the 30 trading days immediately preceding the later of (i) the effective date of such director’s appointment or election to the Board or (ii) such other date of grant approved by the Board;  provided that the number of shares of Restricted Stock shall be rounded down in the case of any fractional shares and no cash shall be payable in respect of any such fractional shares.

(b)Any director who terminates service on the Board (whether as a result of resignation, removal or otherwise) prior to the end of the then-current fiscal year, shall receive a pro rata portion of the base compensation amount specified in Section 1, based upon the number of fiscal quarters during which such director serves as a member of the Board, including the then-current fiscal quarter.  The director shall not have any obligation to return or reimburse the Company for compensation paid to him or her prior to the date of termination in respect of the then-current fiscal year or any prior fiscal year.

6.Chairman of the Board or Lead Director.  The Company shall pay any Independent Director who serves as Chairman of the Board or Lead Director an additional amount equal to $50,000 per annum payable at the beginning of each fiscal year.  The fee for the Chairman of the Board or Lead Director role is paid in addition to base compensation. The Independent Director serving as the Chairman of the Board or Lead Director may elect to receive the fee in a single equity grant of shares of restricted stock determined using the Equity Calculation.

This policy supersedes any prior written policy of this type, including the Independent Director Compensation Policy approved by the Board of Directors on January 6, 2014.